                                 SCHEDULE 13G


  [ 26,852a}Reg. s240.13d-102(Schedule 13G) Information is to be included in
    Statements Piled Pursuant to s240.13d-1(b), (c) and (d) and Amendments
                     Thereto Filed Pursuant to s240.13d-2.


                       SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549


                                 SCHEDULE 13G


                   Under the Securities Exchange Act of 1934
                             (Amendment No._____)*


                           Quilmes International SA
--------------------------------------------------------------------------------
                                (Name of Issuer)

                          American Depositary Recepts
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                         (Title of Class of Securities)

                                   74838Y108
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                                 (CUSIP Number)

                                 11th May 2000
--------------------------------------------------------------------------------
            (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

     [X] Rule 13d-1(b)

     [_] Rule 13d-1(c)

     [_] Rule 13d-1(d)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                               Page 1 of 4 Pages
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  CUSIP NO.74838Y108                                                      13G
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      NAMES OF REPORTING PERSONS.
 1    I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).

      Silchester International Investors Limited

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      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
 2                                                              (a) [_]
                                                                (b) [_]

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      SEC USE ONLY
 3


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      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      UK

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                          SOLE VOTING POWER
                     5
     NUMBER OF            7,649,600

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          Zero
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             7,649,600

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          Zero

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      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      7,649,600
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      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
10    (SEE INSTRUCTIONS)
                                                                    [_]
      Not Applicable
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      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
      20.0%

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      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
12
      IA

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                               Page 2 of 4 Pages
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 CUSIP NO.74838Y108                                                      13G
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Item 1

     1(a) Name of Issuer    Quilmes International SA

     1(b) Address of Issuer's Principal Executive Offices
          84 Grand Rue
          1660
          Luxembourg

Item 2

     2(a) Name of Person Filing   Silchester International Investors Limited

     2(b) Address of Principal Business Office or, if none, Residence
          Heathcoat House
          20 Savile Row
          London W1X 1aE

     2(c) Citizenship                     UK

     2(d) Title of Class of Securities    American Depositary Receipt

     2(e) CUSIP Number                    74838Y108

Item 3. If this statement is filed pursuant to (S)(S)240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:

     (a) [_] Broker or dealer registered under section 15 of the Act (15 U.S.C. 78o).

     (b) [_]  Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c).

     (c) [_] Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c).

     (d) [_] Investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8).

     (e) [X]  An investment adviser in accordance with
              (S)240.13d-1(b)(1)(ii)(E);

     (f) [_]  An employee benefit plan or endowment fund in accordance with
              (S)240.13d-1(b)(1)(ii)(F);

     (g) [_]  A parent holding company or control person in accordance with
              (S)240.13d-1(b)(1)(ii)(G);

     (h) [_] A savings associations as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);

     (i) [_] A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);

     (j) [_]  Group, in accordance with (S)240.13d-1(b)(1)(ii)(J).

Item 4. Ownership.

     Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

     4(a)  Amount beneficially owned:                         7,649,600

     (b)  Percent of class:                                   20.0%


     (c)  Number of shares as to which the person has:

          (i)   Sole power to vote or to direct the vote      7,649,600

          (ii)  Shared power to vote or to direct the vote    Zero

          (iii) Sole power to dispose or to direct the
                disposition of                                7,649,600

          (iv)  Shared power to dispose or to direct the
                disposition of                                Zero

     Instruction. For computations regarding securities which represent a right to acquire an underlying security see (S)240.13d-3(d)(1).

Item 5.  Ownership of Five Percent or Less of a Class.        Not Applicable

     If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following: [_]

Instruction: Dissolution of a group requires a response to this item.

Item 6.  Ownership of More than Five Percent on Behalf of Another Person.

Other persons have the right to receive or the power to direct the receipt of dividends from, or the proceeds from sale, of such securities. Silchester International Investors International Value Equity Trust has the right to receive dividends from, or the proceeds from the sale of, such securities in excess of 5%.








                               Page 3 of 4 Pages
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 CUSIP NO.74838Y108                                                      13G
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Item 7.  Identification and Classification of the Subsidiary Which
         Acquired the Security Being Reported on by the Parent Holding
         Company.                                                Not Applicable

Item 8.  Identification and Classification of Members of the
         Group.                                                  Not Applicable

Item 9.  Notice of Dissolution of a Group                        Not Applicable

Item 10. Certification

               By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                   SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date     18th May 2000

Name:    Silchester International Investors Limited
         by /s/ Maria Plummer
         (Compliance)

                               Page 4 of 4 Pages